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April 26, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.1 of Form 8-K dated April 26, 2006 of Torrent Energy Corporation (the “Company”).

With respect to Item 4.1 of the amendment to Form 8-K dated April 26, 2006:

•	We are in agreement with the statement made in the third sentence of paragraph one but have no basis to agree or disagree with the statements made in the first and second sentence.

•	We are in agreement with the statements made in paragraphs two, three, and four.

•	We have no basis to comment on the statements made in paragraph five.

•	We are in agreement with the statements made in paragraph six.

•	We have no basis to agree or disagree with the statements made in paragraph seven.

/s/Ernst & Young LLP

A Member of Ernst & Young Global